EXHIBIT 99.1

PRESS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067

NOBLE ENERGY FIRST QUARTER 2005 RESULTS
Net Income Up 29 Percent Versus Last Year, Discretionary Cash Flow Reaches a Record High

HOUSTON (May 4, 2005) — Noble Energy, Inc. (NYSE: NBL) today reported first quarter 2005 net income of $110.0 million, or $1.86 per share, a 29 percent increase compared to $85.5 million, or $1.48 per share, reported for the first quarter last year. Discretionary cash flow (non-GAAP measure, see Schedule 2 — Determination of Discretionary Cash Flow and Reconciliation) was a record high $223.5 million for the first quarter of 2005, a nine percent increase over $204.9 million for the first quarter of 2004. Net cash provided by operating activities was $202.2 million.

Discretionary cash flow was the company’s highest since Noble Energy began reporting the number in 1999. Net income and earnings per share were the company’s highest since the first quarter of 2001.

The increase in net income and discretionary cash flow versus the first quarter last year primarily reflected a 19 percent increase in realized commodity prices. Lower depreciation, depletion and amortization expense (DD&A), which declined $7.2 million, and higher operating income from electricity sales in Ecuador and methanol sales from Equatorial Guinea also contributed to the increase in net income.

Charles D. Davidson, the company’s Chairman, President and CEO, said, “Our first quarter results reflect an ongoing trend of improving operating and financial performance that began in early 2004, continued through the first quarter of this year and is expected to continue for some time. Our recent successes in the deepwater Gulf of Mexico have led to three significant projects that will add new production through 2006, with our Swordfish development scheduled to begin producing by mid-year at 10,000 barrels of oil equivalent per day, net. The Phase 2A condensate expansion project in Equatorial Guinea is complete and is exceeding expectations. The Phase 2B liquids expansion project is nearly complete, with production expected to commence late in the second quarter this year. Total unit costs declined compared to last year, continuing a trend that began in 2003. With our deepwater developments and expansion in Equatorial Guinea scheduled to add new production in the second half, I expect the company to continue to deliver improved performance.”

First quarter 2005 production was 105,051 barrels of oil equivalent per day (Boepd), compared to 106,615 Boepd for the first quarter last year. International production increased 24 percent over the first quarter last year due to increases in the following:

•	Condensate volumes resulting from the start-up of Phase 2A in Equatorial Guinea,

•	Natural gas sales in Israel, where sales commenced in February 2004, and

•	Crude oil production in China.

The increase in international production was offset by expected lower domestic volumes. Domestic production decreased primarily because of natural decline on the Gulf of Mexico shelf, including an anticipated decline at Roaring Fork (South Timbalier 315/316), and the shut-in production at Main Pass 293/305/306 in the Gulf of Mexico that resulted from damage caused by Hurricane Ivan during the third quarter 2004.

The average realized price during the first quarter 2005 was $33.38 per barrel of oil equivalent (BOE). Total costs (lease operating expense, transportation, production taxes, DD&A and selling, general and administrative expense) for the three months ended March 31, 2005 declined to $14.13 per BOE, compared to $14.19 per BOE for the same period last year. DD&A decreased over seven percent to

$7.45 per BOE, compared to $8.01 per BOE in the first quarter of 2004, reflecting increased international production.

DOMESTIC OPERATIONS

Domestic operations reported operating income for the first quarter of $80.7 million, compared to $81.1 million of income from continuing operations for the first quarter last year.

Domestic operations benefited from higher realized prices for crude oil and natural gas during the quarter. The average domestic realized crude oil price was $37.82 per barrel (Bbl) compared to $30.57 per Bbl during the first quarter of 2004. The average domestic realized natural gas price was $6.50 per thousand cubic feet (Mcf) compared to $5.50 per Mcf last year.

Noble Energy’s onshore operations were very active during the first quarter, drilling 89 wells with 82 successes. The company plans to drill nearly 350 onshore wells in 2005, of which 38 are to be drilled in the Gulf Coast area, and the remaining wells are planned for the Rocky Mountain and Mid-continent areas. During 2004, Noble Energy participated in 111 domestic onshore development and exploration wells. The increase in onshore drilling activity this year is the result of successful infill pilot projects drilled in 2004 on the Niobrara formation in northeast Colorado. Regulatory approval for 40-acre drilling density has been granted for development, and the company plans to drill up to 235 wells in the Niobrara Trend in 2005.

In March 2005, Noble Energy bid successfully on eight lease blocks at the Central Gulf of Mexico Outer Continental Shelf Sale 194. Noble Energy was the high bidder on eight deepwater blocks, including six blocks in the Mississippi Canyon area, one block in Green Canyon and one block in Viosca Knoll.

INTERNATIONAL OPERATIONS

International operations reported a 69 percent increase in first quarter operating income to $112.6 million, compared to $66.8 million in the first quarter last year. First quarter 2005 international production volumes increased 24 percent to 51,374 Boepd from 41,546 Boepd for the same quarter last year.

Reflecting increased low cost production volumes in Equatorial Guinea and Israel, lease operating expense, production taxes and transportation expense decreased to $4.36 per BOE from $4.78 per BOE. First quarter 2005 unit DD&A remained flat with the same period last year at $3.72 per BOE, compared to $3.67 per BOE.

Equatorial Guinea

Total operating income in Equatorial Guinea, which includes results from field operations and methanol operations, for the first quarter of 2005 increased 71 percent to $60.1 million, compared to $35.1 million last year. Operating income from Equatorial Guinea was the company’s highest since methanol operations began in May 2001. Equatorial Guinea has reported six consecutive quarters of increasing operating income.

For the third consecutive quarter, liquid petroleum gas (LPG), natural gas and condensate sales generated increased operating income. LPG, natural gas and condensate sales reported record operating income of $43.5 million, 72 percent of the total from Equatorial Guinea. First quarter 2005 production volumes averaged 21,435 Boepd, a 21 percent increase over last year. The average realized price for liquids during the first quarter was $44.03 per Bbl compared to $31.34 per Bbl for the same period last year.

Operating income from methanol operations was $16.6 million net to Noble Energy’s interest. Methanol operations’ results are reported as income from unconsolidated subsidiaries. First quarter realized methanol prices averaged 79 cents per gallon (Gal) compared to 63 cents per Gal last year. The company’s share of methanol sales volumes was 43.1 million Gal, an increase of 13 percent compared to 38.2 million Gal for the first quarter of 2004.

North Sea

In the North Sea, first quarter 2005 operating income increased to $19.7 million, compared to $18.7 million last year. The quarter-over-quarter improvement primarily reflects higher commodity prices, which offset lower production volumes resulting from natural field decline. The average realized price for liquids during the first quarter was $46.87 per Bbl, compared to $33.65 per Bbl for the same period last year. The average realized price for natural gas was $5.82 per Mcf, compared to $4.97 per Mcf last year.

Israel

First quarter 2005 operating income was $10.5 million, compared to $0.2 million for the same period last year. Natural gas sales in Israel commenced during February 2004. Lease operating expense and DD&A averaged 36 cents per Mcf and 48 cents per Mcf, respectively.

Natural gas production, net to Noble Energy, averaged 58.7 million cubic feet per day (MMcfpd) for the first quarter. Ultimate gross production under the contract with the Israel Electric Corporation is planned to average 170 MMcfpd (70 MMcfpd, net). Noble Energy has a 47 percent working interest in this project.

Argentina, China and Ecuador

First quarter 2005 operating income from Argentina, China and Ecuador increased nearly 73 percent to $22.3 million, compared to $12.9 million for first quarter last year.

Noble Energy’s Machala power plant contributed $10.2 million of operating income during the first quarter 2005, compared to $6.1 million for the same period last year. The quarter-to-quarter increase reflects lower DD&A and higher power prices. For the quarter, 208,771 megawatt-hours (Mwh) were produced at an average sales price of 10.3 cents per kilowatt-hour. For the first quarter 2005, Noble Energy produced 24.5 MMcfpd of natural gas from the Amistad field.

In China, first quarter operating income was a record high $11.8 million, up 136 percent compared to $5.0 million for the first quarter of 2004. Net production in China increased 34 percent versus the first quarter last year, averaging a record 5,322 barrels of oil per day. Net production in Argentina averaged 3,426 Boepd for the first quarter.

2005 OUTLOOK

The estimates provided below do not include the impact of Noble Energy’s previously announced proposed merger with Patina Oil & Gas Corporation, nor do they include possible asset purchases or sales. Following the close of the proposed merger, Noble Energy will provide updated guidance for 2005, taking into consideration purchase price accounting, the actual closing date, and any other relevant factors. The 2005 outlook provided in the remainder of this section reflects management’s expectations of Noble Energy’s performance on a stand-alone basis.

The company has budgeted capital expenditures of $735 million for 2005. Approximately 30 percent of the 2005 capital budget has been allocated for exploration opportunities, and 70 percent has been dedicated to production, development and other projects. Domestic spending is budgeted at $485 million, international expenditures are budgeted at $228 million, and corporate expenditures are budgeted at $22 million.

Average BOE production from continuing operations in 2005 is expected to increase ten percent compared to the full year 2004. Noble Energy’s production profile may be impacted by several factors, including:

•	The timing of the production increases from Phase 2B in Equatorial Guinea and deepwater developments in the Gulf of Mexico during 2005;

•	Seasonal variations in electricity demand and the timing of infrastructure development in Israel;

•	Seasonal variations in rainfall in Ecuador that affect the company’s natural gas-to-power project; and

•	Potential weather-related shut-ins in the U.S. Gulf of Mexico and Gulf Coast areas.

Compared to the full year 2004, costs and expenses may vary as follows:

•	Exploration expense is expected to range from $140 million to $160 million.

•	SG&A expense is expected to range from $1.45 per BOE to $1.65 per BOE.

•	Oil and gas lease operating expense is expected to range from $3.70 per BOE to $3.90 per BOE.

•	DD&A expense is expected to range from $7.00 per BOE to $7.50 per BOE.

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission (“SEC”) filings, including the Registration Statement on Form S-4 relating to the Merger referred to below.

In connection with the proposed merger (the “Merger”), Noble Energy has filed with the SEC a Registration Statement on Form S-4 (Registration Number 333-122262) that contains the joint proxy statement prospectus regarding the transaction. Investors and security holders of Noble Energy and Patina are urged to read the definitive joint proxy statement/prospectus, and any other relevant materials filed by Noble Energy or Patina because they contain, or will contain, important information about Noble Energy, Patina and the Merger. These materials and other relevant materials (when they become available) and any other documents filed by Noble Energy or Patina with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Noble Energy may be obtained free of charge from Noble Energy’s website at www.nobleenergyinc.com. The documents filed with the SEC by Patina may be obtained free of charge from Patina’s website at www.patinaoil.com.

Noble Energy, Patina and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Noble Energy and Patina in favor of the Merger. Information about the executive officers and directors of Noble Energy and their ownership of Noble Energy common stock is set forth in the proxy statement for Noble Energy’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 18, 2005. Information about the executive officers and directors of Patina and their ownership of Patina common stock is set forth in the proxy statement for Patina’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on April 16,

2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Noble Energy, Patina and their respective executive officers and directors in the Merger by reading the definitive joint proxy statement/prospectus, which is included in the above referenced Registration Statement on Form S-4.

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PR 300	05/04/04

SCHEDULE 1
NOBLE ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF RESULTS
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended
	3/31/2005	3/31/2004
REVENUES
Oil and Gas Sales and Royalties	$315,551	$271,586
Gathering, Marketing and Processing	11,483	14,175
Electricity Sales	21,591	19,119
Income From Unconsol. Subs.	16,609	12,736

Total Revenues	365,234	317,616

COST AND EXPENSES
Lease Operating Expense	37,077	33,982
Production and Ad Valorem Taxes	9,220	6,653
Transportation	1,639	4,271
Oil and Gas Exploration	23,657	16,486
Gathering, Marketing and Processing	8,237	10,716
Electricity Generation	11,439	13,024
Depreciation, Depletion and Amortization	70,467	77,682
Selling, General and Administrative	15,168	15,059
Accretion of Asset Retirement Obligation	2,551	2,661
Interest Expense	14,228	14,158
Interest Capitalized	(4,861)	(4,114)
Other Expense/(Income)	1,859	(1,810)

Total Costs and Expenses	190,681	188,768

INCOME BEFORE INCOME TAXES	174,553	128,848

INCOME TAX PROVISION (BENEFIT)
Current	53,438	30,359
Deferred	11,147	23,177

	64,585	53,536

INCOME BEFORE DISCONTINUED OPERATIONS	109,968	75,312
DISCONTINUED OPERATIONS (NET OF TAX)		10,234

NET INCOME	$109,968	$85,546

INCOME PER SHARE BEFORE DISCONTINUED OPERATIONS	$1.86	$1.30
INCOME PER SHARE FROM DISCONTINUED OPERATIONS		0.18

NET INCOME PER SHARE	$1.86	$1.48

AVERAGE SHARES OUTSTANDING	59,083	57,663

SCHEDULE 2
NOBLE ENERGY, INC. AND SUBSIDIARIES
DETERMINATION OF DISCRETIONARY CASH FLOW AND RECONCILIATION
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2005	3/31/2004
Net Income	$109,968	$85,546
Depreciation, Depletion and Amortization (DD&A)	70,467	77,682
Power Project DD&A	4,308	6,155
Oil and Gas Exploration	23,657	16,486
Interest Capitalized	(4,861)	(4,114)
Undistributed Earnings From Unconsol. Subs.	(16,609)	(12,736)
Distribution/Dividends From Unconsol. Subs.	19,013	12,188
Deferred Income Tax Provision (Benefit)	11,147	27,340
Accretion of Asset Retirement Obligation	2,551	2,661
Non-Cash Loss on Asset Disposition		(5,892)
Allowance for Doubtful Accounts	1,030	500
Other	2,808	(938)

DISCRETIONARY CASH FLOW (1)	223,479	204,878

Adjustments to Reconcile:
Working Capital	(15,552)	13,548
Israel — Take or Pay		4,450
Cash Exploration Costs	(9,891)	(6,731)
Capitalized Interest	4,861	4,114
Deferred Tax, Misc. Credits and Other	(659)	(9,543)

Net Cash Provided by Operating Activities	$202,238	$210,716

(1)	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, management believes it is a good tool for internal use and the investment community in evaluating the company’s overall financial performance. Among management, professional research analysts, portfolio managers and investors following the oil and gas industry, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited) (Dollars in thousands)

	3/31/2005	12/31/2004
ASSETS
Current Assets	$801,579	$734,302

Property, Plant and Equipment	4,433,156	4,349,268
Less: Accumulated Depreciation	(2,044,509)	(2,016,318)

	2,388,647	2,332,950
Investment In Unconsol. Subs.	229,549	231,795
Other	127,848	144,124

Total Assets	$3,547,623	$3,443,171

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$836,092	$665,004
Long-term Debt	815,325	880,256
Deferred Income Taxes, Other Deferred Credits and Noncurrent Liabilities	695,213	437,923
Shareholders’ Equity	1,200,993	1,459,988

Total Liabilities and Shareholders’ Equity	$3,547,623	$3,443,171

SCHEDULE 3
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)

Three Months Ended 3/31/05

				Equatorial		Other		Corporate
	Consolidated	Domestic	North Sea	Guinea	Israel	International (1)		and Other (2)
REVENUES
Oil Sales	$169,467	$61,025	$24,372	$55,989	$—	$28,081		$—
Gas Sales (3)	146,084	125,551	4,860	997	14,676
Gathering, Marketing and Processing Revenue	11,483							11,483
Electricity Sales	21,591					21,591
Income from Unconsolidated Subsidiaries	16,609			16,609

Total Revenues	365,234	186,576	29,232	73,595	14,676	49,672		11,483

COSTS AND EXPENSES
Lease Operating	37,077	21,672	3,062	6,478	1,891	4,167		(193)
Production & Ad Valorem Taxes	9,220	6,144				2,925		151
Transportation					1,639	1,497		142
Oil and Gas Exploration	23,657	17,850	1,674	1,383	82	1,425		1,243
Gathering, Marketing and Processing Expense	8,237							8,237
Electricity Generation	11,439					11,439
DD&A	70,467	51,832	2,872	5,334	2,560	6,441		1,428
SG&A	15,168	4,052	454	167	21	839		9,635
Accretion Expense		2,551	2,174	279	9	55		34
Interest Expense (net)	9,367							9,367
Other Expenses/(Income) net	1,859	2,188	(257)	92	(427)	(48)		311

Total Costs and Expenses	190,681	105,912	9,581	13,463	4,182	27,364		30,179

OPERATING INCOME (LOSS)	174,553	80,664	19,651	60,132	10,494	22,308		(18,696)

Key Statistics Daily Production
Liquids (Bbl)	46,583	17,927	5,778	14,129		8,749
Natural Gas (Mcf)	350,807	214,500	9,283	43,833	58,657	24,534	(3)

Average Realized Price
Liquids	$40.42	$37.82	$46.87	$44.03		$35.66
Natural Gas	$4.97	$6.50	$5.82	$0.25	$2.78

Three Months Ended 3/31/04

				Equatorial		Other		Corporate
	Consolidated	Domestic	North Sea	Guinea	Israel	International (1)		and Other (2)
REVENUES
Oil Sales	$136,698	$65,082	$23,601	$28,513	$—	$19,502		$—
Gas Sales	134,888	125,148	5,558	1,064	3,085	33
Gathering, Marketing and Processing Revenue	14,175							14,175
Electricity Sales	19,119					19,119
Income from Unconsolidated Subsidiaries	12,736			12,736

Total Revenues	317,616	190,230	29,159	42,313	3,085	38,654		14,175

COSTS AND EXPENSES
Lease Operating	33,982	21,432	2,874	5,149	1,164	3,617		(254)
Production & Ad Valorem Taxes	6,653	5,654				999
Transportation	4,271		2,542			1,729
Oil and Gas Exploration	16,486	14,013	868	36	600	401		568
Gathering, Marketing and Processing Expense	10,716							10,716
Electricity Generation	13,024					13,024
DD&A	77,682	62,869	5,408	2,042	1,080	5,351		932
SG&A	15,059	3,679	1	35		271		11,073
Accretion Expense	2,661	2,312	316		33
Interest Expense (net)	10,044							10,044
Other Expenses/(Income) net	(1,810)	(798)	(1,522)		(33)	406		137

Total Costs and Expenses	188,768	109,161	10,487	7,262	2,844	25,798		33,216

OPERATING INCOME (LOSS)	128,848	81,069	18,672	35,051	241	12,856		(19,041)
Discontinued Operations	15,744	15,744

INCOME BEFORE INCOME TAXES	$144,592	$96,813	$18,672	$35,051	$241	$12,856		$(19,041)

Key Statistics Daily Production	48,157	23,394	7,708	9,998		7,057
Liquids (Bbl)	350,748	250,052	12,280	46,424	12,235	29,757	(3)
Natural Gas (Mcf)

Average Realized Price Liquids	$31.19	$30.57	$33.65	$31.34		$30.37
Natural Gas	$4.61	$5.50	$4.97	$0.25	$2.77	$0.54

(1)	Other International includes operations in Argentina, China and Ecuador.

(2)	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

(3)	Ecuador natural gas volumes are included in Other International and Consolidated production but are not included in natural gas sales revenue for either. Because the gas-to- power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

SCHEDULE 4
METHANOL OPERATIONS
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2005	3/31/2004
REVENUES
Methanol Sales	$34,170	$24,023
Sales of Purchased Methanol	—	708
Other	1,649	2,677

Total Revenues	35,819	27,408
COSTS AND EXPENSES
Cost of Goods Manufactured	12,050	10,887
Cost of Purchased Methanol	—	903
DD&A	2,296	2,325
SG&A	545	557

Total Costs and Expenses	14,891	14,672

INCOME TAX PROVISION	4,319

INCOME/(LOSS) FROM UNCONS. SUBS.	$16,609	$12,736

Methanol Sales (MGal)	43,076	38,197
Average Realized Price ($/Gal)	$0.79	$0.63

ECUADOR POWER OPERATIONS
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2005	3/31/2004
REVENUES
Power Sales	$19,474	$17,002
Capacity Charge	2,117	2,117

Total Revenues	21,591	19,119

COSTS AND EXPENSES
Field Lease Operating	596	460
DD&A	3,249	5,100
SG&A	619	648
Plant Fuel & Other Operating Costs	4,312	4,640
Depreciation	1,059	1,056
SG&A	1,604	1,120

Total Costs and Expenses	11,439	13,024

OPERATING INCOME	$10,152	$6,095

Natural Gas Production (Mcfpd) (1)	24,534	29,088
Average Natural Gas Price	$3.32	$2.97
Power Production — Total MW	208,771	253,061
Average Power Price ($/Kwh)	$0.103	$0.076

(1)	Ecuador natural gas volumes are included in Other International and Consolidated production but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.